NEWS RELEASE

FOR IMMEDIATE RELEASE

February 6, 2006

CAPITOL FEDERAL FINANCIAL
REPORTS FIRST QUARTER 2006 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) (the "Company") announced results today for the quarter ending December 31, 2005. Detailed results of the quarter are available in the Company's Quarterly Report on Form 10-Q for the three months ended December 31, 2005, which will be filed today and posted on our web-site, www.capfed.com/html/relations.html. Highlights for the quarter include:

  net income of $13.3 million,
  diluted earnings per share of $0.18 and
  efficiency ratio of 44.24%.

During the quarter, the board of directors declared a $0.30 per share special year end dividend that was paid on December 2, 2005. On January 24, 2006, the board of directors declared a $0.50 per share dividend to holders of record on February 3, 2006 which is payable on February 17, 2006. That brings cumulative dividends, since the Company's initial public offering, to $10.18 per share.

Results of Operations for the Quarter Ended December 31, 2005

Total interest and dividend income for the quarter was $101.9 million compared to $99.8 million for the same quarter one year ago. The $2.1 million increase was primarily attributed to a $9.5 million increase in interest income on loans receivable as a result of loan portfolio growth. The increase was partially offset by a decrease in interest income on mortgage-related and investment securities.

Interest expense on Federal Home Loan Bank ("FHLB") advances for the quarter was $39.8 million compared to $34.5 million for the prior year quarter. The $5.3 million increase was primarily a result of an increase in the paying rate on the interest rate swaps and, to a lesser extent, an increase in the weighted average rate on the FHLB advances.

Interest expense on deposits for the quarter was $27.2 million compared to $23.1 million for the prior year quarter. The $4.1 million increase was primarily a result of an increase in the average rate on the certificate of deposit and money market portfolios which was partially offset by a decrease in the average balance of each portfolio.

Net income for the quarter was $13.3 million compared to $18.6 million for the prior year quarter. The decrease in net income was primarily a result of a $9.8 million increase in interest expense which was partially offset by a $2.1 million increase in interest and dividend income and a $2.7 million decrease in income tax expense as a result of reduced earnings.

Financial Condition as of December 31, 2005

Total assets at December 31, 2005 were $8.32 billion compared to $8.41 billion at September 30, 2005. The decrease in assets was mainly attributed to a decrease in mortgage-related securities of $177.7 million which was partially offset by an increase in loans receivable of $100.9 million. There were no purchases of mortgage-related securities during the quarter.

Total liabilities decreased $88.0 million from $7.54 billion at September 30, 2005 to $7.46 billion at December 31, 2005. The decrease was a result of a $41.0 million decrease in FHLB advances due primarily to the pay down on FHLB borrowings, a $31.1 million decrease in advance payments by borrowers for taxes and insurance due to the timing of escrow payments and a $23.1 million decrease in deposits due primarily to a decrease in the certificate of deposit portfolio.

Stockholders' equity decreased $2.8 million during the quarter to $862.2 million at December 31, 2005. The decrease was primarily a result of $16.4 million in dividend payments partially offset by $13.3 million in net income.

Management's Discussion of Dividends

We strive to enhance shareholder value while maintaining a strong capital position. We continue to provide returns to stockholders through our dividend payments. On January 24, 2006, the board of directors declared a dividend of $0.50 per share which will be paid on February 17, 2006 to stockholders of record on February 3, 2006. Due to Capitol Federal Savings Bank MHC's ("MHC") waiver of dividends, the dividend of $0.50 per share will be paid only on public shares. Our cash dividend payout policy is continually reviewed by management and the board of directors, and our ability to pay dividends under the policy depends upon a number of factors including the Company's financial condition, results of operations, regulatory capital requirements of the Bank, other regulatory limitations on the Bank's ability to make capital distributions to the Company and the continued waiver of dividends by MHC.

Because the Company has a relatively unique corporate structure, the reporting of certain information under generally accepted accounting principles in the United States of America ("GAAP") is not necessarily reflective of the process considered by the board of directors in connection with its dividend policy. The earnings per share amounts in the following table are presented in accordance with GAAP. Included in the GAAP earnings per share calculations are the average shares held by MHC. It is expected that MHC will continue to waive future dividends except to the extent dividends are needed to fund its continuing operations.

The following is a reconciliation of the denominators of the basic and diluted earnings per share calculations.

	Three Months Ended
	December 31,
	2005	2004
	(Dollars in thousands, except per share amounts)
Net income	$ 13,313	$ 18,573

Average common shares outstanding	72,649,222	72,226,139
Average committed ESOP shares outstanding	548	548
Total basic average common shares outstanding	72,649,770	72,226,687

Effect of dilutive RRP shares	3,496	2,698
Effect of dilutive stock options	318,278	774,600

Total diluted average common shares outstanding	72,971,544	73,003,985
Net earnings per share:
Basic	$ 0.18	$ 0.26
Diluted	$ 0.18	$ 0.25

Because of the waiver of dividends by MHC, the inclusion of shares held by MHC understates earnings available to be paid out through dividends to public shareholders of CFFN stock. The following table is presented to provide a better understanding of the information the board of directors reviews when considering the amount of dividends to declare. The table presents basic and diluted earnings per share, excluding shares held by MHC from the earnings per share calculation. The following information is not presented in accordance with GAAP.
	Three Months Ended
	December 31,
	2005	2004

Net income	$ 13,313	$ 18,573

Basic average common shares outstanding	72,649,770	72,226,687
Average shares held by MHC	(52,192,817)	(52,192,817)
Total adjusted basic average shares
held by public shareholders	20,456,953	20,033,870

Effect of dilutive RRP shares	3,496	2,698
Effect of dilutive stock options	318,278	774,600
Total adjusted diluted average shares
held by public shareholders	20,778,727	20,811,168

Net earnings per share, available
to public shareholders:
Basic	$ 0.65	$ 0.93
Diluted	$ 0.64	$ 0.89

The following table shows the number of shares eligible to receive dividends at December 31, 2005. The unvested shares in the ESOP receive dividends that are recorded through compensation expense. MHC has waived its right to dividends.
Total voting shares outstanding at September 30, 2005	74,286,889
Treasury stock acquisitions	(55,239)
RRP grants, net	2,500
Options exercised, net	1,850
Total voting shares outstanding at December 31, 2005	74,236,000
Unvested shares in ESOP	(1,613,108)
Shares held by MHC	(52,192,817)
Total shares eligible to receive dividends at December 31, 2005	20,430,075

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 37 branch locations in Kansas, 8 of which are in-store branches. Capitol Federal Savings Bank employs 666 full time equivalent employees in the operation of its business and is one of the largest residential lenders in the State of Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of Capitol Federal Savings Bank which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President, Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com